Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ACESIS HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457	(o)	$6.00	$8,970,000.00	(2)	0.00011020	$988.49

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457	(o)	$6.00	$10,200,000.00	(3)	0.00011020	$1,124.04

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457	(g)	$7.5	$784,875.00	(4)	0.00011020	$86.49

	Total Offering Amounts					$19,954,875.00			$2,199.02
	Total Fees								2,199.02
	Total Fee Offsets								0
		Net Fee Due							$2,199.02

(1)	This registration statement also relates to such additional shares of common stock as may be issued in connection with a stock split, stock dividend, recapitalization, or similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes an additional 15% related to the exercise in full of the over-allotment option.

(3)	Consists of 1,700,000 shares of common stock registered for sale by certain of the selling stockholders named in this registration statement.

(4)

Represents 7% of the total number of shares of common stock sold in this offering and consists of 104,650 shares of common stock issuable upon the exercise of Underwriter’s Warrant for $7.50 per share (if the over-allotment option is exercised in full).